Exhibit 99.15

DATED 27 April 2012

CATERPILLAR (LUXEMBOURG) INVESTMENT CO. S.A.

LOAN NOTE INSTRUMENT

UP TO HK$5,987,073,114 ZERO COUPON

UNSECURED LOAN NOTES 2014

I

THIS DEED is dated 27 April 2012

PARTY

CATERPILLAR (LUXEMBOURG) INVESTMENT CO. S.A. (société anonyme) incorporated in Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B -166.141 whose registered office is at 4A rue Henri M Schnadt, L-2530 Luxembourg (Company); and

CATERPILLAR INC. incorporated and registered in Delaware whose registered office is at 100 North East Adams Street, Peoria, IL 61629, USA (Guarantor).

BACKGROUND

(A)          The Company intends to become the sole shareholder of ERA Mining Machinery Limited (ERA).  The Company has, by resolution of its board of directors passed on 25 April 2012, resolved to create up to a maximum principal amount of HK$5,987,073,114 zero coupon unsecured loan notes 2014, to be constituted in the manner set out below.

(B)           The Company is an indirect wholly-owned subsidiary of the Guarantor and the Guarantor agrees to warrant and procure the full and timely performance of the Company’s payment obligations in this instrument and the Notes.

AGREED TERMS

1.             DEFINITIONS AND INTERPRETATION

1.1           The definitions and rules of interpretation in this clause apply in this instrument.

Business Day means a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets are open for business in Hong Kong and (in relation to any matter involving the Guarantor) New York.

Capital Adjustment Amount means a capital adjustment amount in respect of a redemption of Notes which shall be calculated as follows:

(a)                                  in respect of a redemption of the Notes pursuant to Condition 1 (Repayment) on 30 April 2013, a premium of X Hong Kong cents payable in respect of each HK$0.50 principal amount of Notes redeemed, calculated by reference to the Consolidated Gross Profit of ERA for its financial year ending on 31 December 2012 and where X is as follows:

FY2012 Consolidated Gross Profit
(HK$ mm)	Payout (HK cents) per HK$0.50 of Notes (X)
< 650	25.0
650 < 693	35.0
693 < 732	37.5
732 < 779	40.0
779 < 826	42.5
> 826	45.0

(b)                                 in respect of a redemption of the Notes pursuant to Condition 1 (Repayment) on 30 April 2014, a discount of Y Hong Kong cents payable in respect of each HK$0.50 principal amount of Notes redeemed, calculated by reference to the aggregate Consolidated Gross Profit of ERA for its financial years ending on 31 December 2012 and 31 December 2013, and where Y is the applicable negative amount shown in the table below.

Aggregate Consolidated Gross Profit in 2012 and 2013	FY 2012 Consolidated Gross Profit (HK$ mm)
(HK$ mm)	< 650	650 < 693	693 < 732	732 < 779	779 < 826	> 826

< 1,500	– 50.0	– 50.0	– 50.0	– 50.0	– 50.0	– 50.0

1,500 < 1,589	– 30.0	– 40.0	– 42.5	– 45.0	– 47.5	– 50.0

1,589 < 1,667	– 25.0	– 35.0	– 37.5	– 40.0	– 42.5	– 45.0

1,667 < 1,745	– 20.0	– 30.0	– 32.5	– 35.0	– 37.5	– 40.0

1,745 < 1,831	– 15.0	– 25.0	– 27.5	– 30.0	– 32.5	– 35.0

> 1,831	– 10.0	– 20.0	– 22.5	– 25.0	– 27.5	– 30.0

(c)                                  in respect of a redemption of the Notes pursuant to Condition 2 (Voluntary Early Repayment), or consequent upon an Event of Default, prior to 30 April 2013, a premium of 15.0 Hong Kong cents payable in respect of each HK$1.00 principal amount of Notes redeemed; and

(d)                                 in respect of a redemption of the Notes pursuant to Condition 2 (Voluntary Early Repayment), or consequent upon an Event of Default,  prior to 30 April 2014 but after 30 April 2013, a premium of 65.0 Hong Kong cents payable in respect of each HK$0.50 principal amount of Notes redeemed, less the gross amount (being the premium amount plus the principal amount) that was payable on 30 April 2013 in respect of the Notes as set out in paragraph (a) above.

Conditions means the conditions set out in Schedule 2 as from time to time amended; and Condition shall be construed accordingly.

Consolidated Gross Profit means the audited gross profit of ERA and its subsidiaries (on a consolidated basis) as determined in accordance with the Hong Kong Financial Reporting Standards (HKFRS) as issued by the Hong Kong Institute of Certified Public Accountants, adjusted to eliminate the impact of any changes in HKFRS in effect after 31 December 2011.

Directors means the board of directors of the Company for the time being.

EEA means the European Economic Area.

Event of Default means any of those events specified in Clause 11.

Hong Kong means the Hong Kong Special Administrative Region of the People’s Republic of China.

Hong Kong Dollars, HK$ or Hong Kong cents denotes the lawful currency of Hong Kong.

Luxembourg means the Grand Duchy of Luxembourg.

Noteholder means each person for the time being entered in the Register as a holder of any Notes.

Notes means the up to HK$5,987,073,114 zero coupon unsecured loan notes 2014 constituted by this instrument or, as the case may be, the amount of such loan notes for the time being issued and outstanding.

Prospectus Directive means Directive 2003/71/EC, as amended by the Directive 2010/73EC.

Register means the register of Noteholders (provisions relating to which are set out in Clause 8).

Relevant Member State means any member state of the EEA.

Repayment Date means each of 30 April 2013 and 30 April 2014.

Special Resolution means a resolution passed at a meeting of the Noteholders duly convened and held in accordance with the provisions of this instrument and carried by a majority consisting of not less than 75% of the persons voting at such meeting upon a show of hands or, if a poll is demanded, by a majority consisting of not less than 75% of the votes given on such poll.

1.2           Any reference in this instrument to:

(a)                                  the assets of any person shall be construed as a reference to all or any part of its business, undertaking, property, assets, revenues (including any right to receive revenues) and uncalled capital;

(b)                                 an encumbrance shall be construed as a reference to a mortgage, charge, assignment, pledge, lien (save as arising in the ordinary course of business), hypothecation, right of set-off (save as arising under the general law for the protection of certain classes of creditors) or trust arrangement for the purpose of and having a similar effect to the granting of security, or other security interest of any kind;

(c)                                  indebtedness shall be construed as a reference to any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

(d)                                 this instrument or to any other instrument, agreement or document shall, unless the context otherwise requires, be construed as reference to this instrument or such other instrument, agreement or document as the same may from time to time be amended, varied, supplemented or novated, in each case, in accordance with its terms;

(e)                                  a month shall be construed as a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next Business Day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the preceding Business Day provided that, if a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month;

(f)                                    a person shall be construed as a reference to any individual, firm, company or other body corporate, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) and, respectively, wherever incorporated or established;

(g)                                repayment includes redemption and vice versa and the words repay, redeem, repayable, redeemed and repaid shall be construed accordingly;

(h)                                 a subsidiary of any company or corporation shall be construed as a reference to any company or corporation: (i) which is controlled, directly or indirectly, by the first mentioned company or corporation; (ii) more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or (iii) which is a subsidiary of another subsidiary of the first mentioned company or corporation, and, for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body;

(i)                                     tax shall be construed so as to include any present and future tax, levy, impost, deduction, withholding, duty or other charge of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same); and

(j)                                     the winding-up, dissolution or administration of a person shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such person is incorporated or of any jurisdiction in which such person carries on business.

1.3           References to any statute or statutory provision shall include references to such statute or statutory provision as in force at the date of this instrument and as subsequently re-enacted or consolidated and shall include references to any statute or statutory provision of which it is a re-enactment or consolidation.

1.4           In construing this instrument general words introduced by the word other shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things and general words followed by the word including shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

1.5           All the provisions of this instrument are severable and distinct from one another and the illegality, invalidity or unenforceability of any provision of this instrument under the law of any jurisdiction shall not affect its validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

1.6           References to the Notes include references to all or any of the Notes.

1.7           The headings in this instrument are inserted for convenience only and shall not affect construction or interpretation and references to a clause, schedule, condition or paragraph are

(unless otherwise stated) to a clause or schedule in this instrument and to a condition or a paragraph of the relevant schedule, respectively.

1.8           In the event of any interpretive question arising under this instrument or the Notes, the good faith determination of the Company shall be final and binding on the Noteholders, absent manifest error.

2.             AMOUNT OF NOTES

The principal amount of the Notes is limited to HK$5,987,073,114.

3.             DESCRIPTION OF NOTES

The Notes shall be known as zero coupon unsecured loan notes 2014 and shall be issued in integral multiples of HK$1.00 by the Company.

4.             STATUS OF NOTES

The Notes when issued and at all times thereafter up to redemption shall rank pari passu equally and rateably without discrimination or preference among themselves and as an unsecured obligation of the Company.

5.             REPAYMENT OF NOTES

5.1           When the Notes become redeemable in accordance with the provisions of this instrument, the Company shall pay to the Noteholders the full principal amount of the Notes to be redeemed together with (or less, if the Capital Adjustment Amount is negative) the applicable Capital Adjustment Amount (less any tax which the Company is required by law to deduct or withhold from such payment) up to and including the date of payment.

5.2           All payments under this instrument, whether of principal, Capital Adjustment Amount or otherwise, shall be made by the Company to the Noteholders entitled to such payments as provided in paragraph 8 of Schedule 3.

5.3           Where any payment to a Noteholder, whether of principal, Capital Adjustment Amount or otherwise, is due in accordance with the terms of this instrument on a day which is not a Business Day, payment shall take place on the next succeeding Business Day. If that next succeeding Business Day is in the month following the month in which payment would otherwise be made, payment shall take place on the immediately preceding Business Day.

6.             NO INTEREST ON THE NOTES

No interest or amounts in the nature of interest shall accrue or be paid on the principal amount of the Notes or any Capital Adjustment Amount.

7.             CERTIFICATES

7.1           Each certificate for Notes shall:

(a)           bear a denoting number;

(b)           be issued to a Noteholder as a deed, substantially in the form set out in Schedule 1;

(c)           have the Conditions endorsed on it; and

(d)                                 bear the following legend:

“The Loan Notes and related guarantee will not be and have not been registered under the US Securities Act of 1933 and the Loan Notes and related guarantee, and interests therein, may not be offered, sold, pledged, delivered or otherwise transferred, directly or indirectly, in or into the United States (or to US Persons as defined in Regulation S under the Securities Act) or any other jurisdiction if to do so would constitute a violation of the relevant laws in such jurisdictions.”

7.2           Each Noteholder shall be entitled to receive without charge one certificate for the Notes registered in his name.

7.3           The Company shall not be bound to register more than four persons as the joint holders of any Notes and, in the case of Notes held jointly by several persons, the Company shall not be bound to issue more than one certificate. Delivery of a certificate to the person who is first named in the Register as Noteholder shall be sufficient delivery to all joint holders of the Notes in respect of which such certificate has been delivered.

7.4           When a Note is partially redeemed in accordance with the provisions of Schedule 2, or in the case of a transfer in accordance with the provisions of Schedule 3, the old certificate shall be cancelled and a new certificate for the balance of such Notes shall be issued without charge.

8.             REGISTER

8.1           The Company shall, at all times, keep or procure that there is maintained a Register at its registered office (or at such other place as the Company may from time to time have appointed for the purpose and have notified to the Noteholders).

8.2           The Register shall contain the following details:

(a)                                  the names and addresses of the Noteholders for the time being;

(b)                                the principal amount of the Notes held by each Noteholder;

(c)                                  the date at which the name of each Noteholder is entered in respect of the Notes registered in his name;

(d)                                 the date of issue of each Note; and

(e)                                  all changes of ownership of the Notes.

8.3           Any change of name or address by any Noteholder which is notified to the Company at its registered office address above shall be entered in the Register.

8.4           Any Noteholder may at all reasonable times during office hours and on reasonable notice inspect, and take copies of, the Register.

9.             GUARANTOR’S UNDERTAKING

9.1           The Guarantor hereby unconditionally and irrevocably warrants to the Noteholders that the Guarantor shall procure the Company to appropriately and timely perform its payment obligations as required and set forth in this instrument and the Notes. If the Company fails or delays the performance of its payment obligations set forth in this instrument and the Notes, the Guarantor warrants that it shall within 5 Business Days of demand make payment of the defaulted amount to the Noteholders.

9.2           Without prejudice to the provisions hereof, the Guarantor’s obligations and warranties required or set forth herein shall remain in force until the full principal amount of the Notes together with (or less, if the Capital Adjustment Amount is negative) the applicable Capital Adjustment Amount (less any tax which the Company is required by law to deduct or withhold from such payment) and any other sum then payable on such Notes have been repaid.

9.3           The Guarantor hereby waives the requirement that the Noteholder must first request the Company or any other party to perform the payment obligations set forth in this instrument and the Notes before exercising the rights given to the Noteholder in this Clause 9 against the Guarantor.

9.4           The Guarantor acknowledges and agrees that this Clause 9 is reasonable and necessary.

10.          COVENANTS

10.1         So long as any Note is outstanding, the Company covenants to and with each Noteholder that:

(a)                                  the auditors of ERA will, starting from the audit for the financial year ending 31 December 2012, be PricewaterhouseCoopers or another “big four” accountancy firm; and

(b)                                it will, in the preparation of the consolidated financial statements of ERA and its subsidiaries for the financial years ending 31 December 2012 and 31 December 2013 audited in accordance with the Hong Kong Standards of Auditing, apply the HKFRS as issued by the Hong Kong Institute of Certified Public Accountants from time to time.

11.          DEFAULT

Any Noteholder may give notice to the Company that the principal amount of all Notes and any other sum then payable on such Notes (including any Capital Adjustment Amount) are immediately due and payable if any of the following Events of Default occurs:

(a)                                  Non-payment: The Company fails to pay any principal or Capital Adjustment Amount on any of the Notes within 5 Business Days after the due date for payment thereof;

(b)                                 Winding-up: The Company or the Guarantor, or any shareholder of the Company, takes any corporate action for its winding-up or dissolution or a court order is made in respect of the winding-up of the Company or the Guarantor, or a receiver, administrator, administrative receiver, liquidator, trustee or similar officer is appointed in respect of all or a substantial part of the assets of the Company or the Guarantor; and

(c)                                  Analogous proceedings: Anything analogous to or having a substantially similar effect to any of the events specified in Clause 11(b) shall occur under the laws of any applicable jurisdiction.

12.          NO SET-OFF

Payments of principal and Capital Adjustment Amount under this instrument shall be paid by the Company to the Noteholders, and the Notes shall be transferable only in accordance with the provisions of Schedule 3, without any deduction or withholding (whether in respect of any set-off, counterclaim, duties, taxes or otherwise whatsoever) unless the deduction or withholding is required by law.

13.          MEETINGS OF NOTEHOLDERS

13.1         The provisions for meetings of the Noteholders set out in Schedule 4 shall be deemed to be incorporated in this instrument and shall be binding on the Company and the Noteholders and on all persons claiming through or under them respectively.

13.2         The application of the provisions of the articles 86 to 94-8 and the articles 96 and 97 of the Luxembourg law of 10 August 1915 on commercial companies, as amended, is hereby expressly excluded.

14.          ENFORCEMENT

14.1         From and after the date of this instrument and so long as any amount is payable by the Company in respect of the Notes, each of the Company and the Guarantor undertakes that it shall duly perform and observe the obligations on its part contained in this instrument.

14.2         The Notes shall be held subject to and with the benefit of the provisions of this instrument, the Conditions and the Schedules (all of which shall be deemed to be incorporated in this instrument). All such provisions shall be binding on the Company and, where applicable the Guarantor and shall enure to the benefit of the Noteholders and all persons claiming through or under them respectively.

14.3         Each Noteholder shall be entitled to sue for the performance and observance of the provisions of this instrument so far as his holding of Notes is concerned.

15.          MODIFICATION

The provisions of this instrument and the Conditions and the rights of the Noteholders may from time to time be modified, abrogated or compromised in any respect (including in any manner set out in paragraph 16.1 of Schedule 4) with the sanction of a Special Resolution and with the consent of the Company and the Guarantor.

16.          COUNTERPARTS

This instrument may be executed in any number of counterparts and by each party on separate counterparts.  Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.  Delivery of an executed counterpart signature page of this instrument by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this instrument.  In relation to each counterpart, upon confirmation by or on behalf of the signatory that the signatory authorises the attachment of such counterpart signature page to the final text of this instrument, such counterpart signature page shall take effect together with such final text as a complete authoritative counterpart.

17.          GOVERNING LAW AND JURISDICTION

17.1         This instrument and the Notes and any dispute or claim arising out of or in connection with any of them or their subject matter or formation shall be governed by, and construed in accordance with, the law of Hong Kong.

17.2         The courts of Hong Kong shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this instrument or any Note or their subject matter or formation.

This instrument has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

SCHEDULE 1

FORM OF NOTE

The Loan Notes and related guarantee will not be and have not been registered under the US Securities Act of 1933 and the Loan Notes and related guarantee, and interests therein, may not be offered, sold, pledged, delivered or otherwise transferred, directly or indirectly, in or into the United States (or to US Persons as defined in Regulation S under the US Securities Act of 1933) or any other jurisdiction if to do so would constitute a violation of the relevant laws in such jurisdiction. The Loan Notes shall not be construed or qualify as promissory notes (billets à ordre) within the meaning of the Luxembourg consolidated law dated December 15, 1962 on the bills of exchange and promissory notes.

Certificate No.:	[NUMBER]

Date of Issue:	[DATE]

Amount:	HK$[AMOUNT]

CATERPILLAR (LUXEMBOURG) INVESTMENT CO. S.A.

UP TO HK$5,987,073,114 ZERO COUPON

UNSECURED LOAN NOTES 2014

Created and issued pursuant to a resolution of the board of directors of the Company passed on 25 April 2012.

THIS IS TO CERTIFY THAT [NAME OF NOTEHOLDER] is the registered holder of HK$[AMOUNT] principal amount of the up to HK$5,987,073,114 zero coupon unsecured loan notes 2014 constituted by an instrument entered into by the Company on [DATE] (Instrument). Such Notes are issued with the benefit of and subject to the provisions contained in the Instrument and the Conditions endorsed hereon.

1.             The Notes are redeemable in accordance with Condition 1.

2.             This Certificate must be surrendered before any transfer, whether of the whole or any part of the Notes comprised in it, can be registered or any new certificate issued in exchange.

3.             Any change of address of the Noteholder(s) must be notified in writing signed by the Noteholder(s) to the Company at its registered office from time to time.

4.             Each Note is transferable in whole only in accordance with the terms of the Conditions and the Instrument.

5.             Words and expressions defined in the Instrument shall bear the same meaning in this Certificate and in the Conditions endorsed hereon.

6.             The Notes and any dispute or claim arising out of or in connection with any of them or their subject matter or formation shall be governed by, and construed in accordance with, the law of Hong Kong.  The Courts of Hong Kong shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Note.

7.             This Certificate has been executed as a deed and is delivered and takes effect on its date of issue stated at the beginning of it.

Executed as a deed by	)

[NAME OF AUTHORISED SIGNATORY]	)

for and on behalf of	)

Caterpillar (Luxembourg) Investment Co. S.A.	)

in the presence of:	)

Signature:

Name:

Address:

Dated:

SCHEDULE 2

THE CONDITIONS

1.             REPAYMENT

1.1           On each Repayment Date, the Company shall redeem 50% of the principal amount of Notes issued on the date of this instrument. Any redemption of the Notes under this Condition 1.1 shall be made pro rata to the holdings of all Noteholders, together with (or less, if the Capital Adjustment Amount is negative) the applicable Capital Adjustment Amount (less any tax required by law to be deducted or withheld from such payment) payable on the relevant Notes on such date.

1.2           For the avoidance of doubt:

(a)                                  by way of illustration only, the redemption amount payable on each Repayment Date in respect of each HK$1.00 of Notes will be determined in accordance with the following table:

Consolidated	Redemption amount payable on 30 April 2013	Redemption amount payable on 30 April 2014 (HK$ per HK$ 1.00 of Notes)
Gross Profit	(HK$ per	Aggregate Consolidated Gross Profit in 2012 and 2013 (in HK$ mm)
in 2012 (in HK$ mm)	HK$ 1.00 of Notes)	Less than 1,500	1,500 - 1,589	1,589 - 1,667	1,667 - 1,745	1,745 - 1,831	1,831 or greater
Less than 650	0.750	0.000	0.200	0.250	0.300	0.350	0.400
650 – 693	0.850	0.000	0.100	0.150	0.200	0.250	0.300
693 - 732	0.875	0.000	0.075	0.125	0.175	0.225	0.275
732 - 779	0.900	0.000	0.050	0.100	0.150	0.200	0.250
779 - 826	0.925	0.000	0.025	0.075	0.125	0.175	0.225
826 or greater	0.950	0.000	0.000	0.050	0.100	0.150	0.200

(b)                                at no time shall the entitlement of any Noteholder on a Repayment Date in respect of the redemption amount on any Note fall below zero.

2.             VOLUNTARY EARLY REPAYMENT

2.1           The Company may at any time, by giving the Noteholders not less than one month’s written notice, redeem all of the Notes on the date specified in such notice.

2.2           The Company shall on an early redemption in accordance with Condition 2.1 also pay to the Noteholders the applicable Capital Adjustment Amount (less any taxes required by law to be deducted or withheld from such payments).

3.             CANCELLATION

All Notes redeemed by the Company shall be cancelled and the Company shall not re-issue the same.

4.             NO INTEREST ON THE NOTES

No interest or amounts in the nature of interest shall accrue or be paid on the principal amount of the Notes or on any Capital Adjustment Amount.

5.             DEALINGS

5.1           The Notes shall not be capable of being dealt in or on any stock exchange in Hong Kong or elsewhere and no application has been or shall be made to any stock exchange for permission to deal in or for an official or other quotation for the Notes.

5.2           Notice to EEA Investors

This Deed has been prepared on the basis that this offering of Notes will be made pursuant to an exemption under the Prospectus Directive, as implemented in the Relevant Member State, from the requirement to produce and publish a prospectus which is compliant with the Prospectus Directive, as so implemented, for offers of the Notes.  Accordingly, any person making or intending to make any offer within the EEA or any of its Relevant Member States for the Notes which are the subject of the placement referred to in this Deed must only do so in circumstances in which no obligation arises for the Company to produce and publish a prospectus for such offer which is compliant with the Prospectus Directive, including Article 3 thereof, as so implemented, for such offer.

5.3           Notice to Luxembourg Investors

The terms and conditions relating to this offering have not been approved by and will not be submitted for approval to the Luxembourg Financial Services Authority (Commission de Surveillance du Secteur Financier) for purposes of public offering or sale in Luxembourg. Accordingly, the Notes may not be offered or sold to the public in Luxembourg, directly or indirectly, and neither this Deed nor any other circular, prospectus, form of application, advertisement or other material may be distributed, or otherwise made available in or from, or published in, Luxembourg, except in circumstances which do not constitute a public offer of securities to the public, subject to prospectus requirements, in accordance with the Luxembourg Act of July 10, 2005 on prospectuses for securities.

6.             NOTICES

Any Noteholder may be served notice at the address specified in respect of that Noteholder in the Register.

SCHEDULE 3

PROVISIONS AS TO REGISTRATION, TRANSFER AND OTHER MATTERS

1.             RECOGNITION OF NOTEHOLDER AS ABSOLUTE OWNER

The Company shall recognise as absolute owner the registered holder of any Note. The Company shall not (except as ordered by a court of competent jurisdiction) be bound to take notice or see to the execution of any trust (whether express, implied or constructive) to which any Notes may be subject. The receipt of the registered holder for the time being of any Notes or, in the case of joint registered holders, the receipt of any of them, for the principal and Capital Adjustment Amount payable in respect of such Notes or for any other moneys payable in respect of such Notes shall be a good discharge to the Company notwithstanding any notice it may have (whether express or otherwise) of the right, title, interest or claim of any other person to or in such Notes. The Company shall not be bound to enter any notice of any express, implied or constructive trust on the Register in respect of any Notes.

2.             TRANSFERABILITY OF NOTES

Each Note (including the Capital Adjustment Amount or other sums payable in respect of the Note) is transferable only:

(a)                                  in the event the Note is issued in the name of a nominee (including but not limited to HKSCC Nominees Limited), from the nominee to the ultimate beneficial holder of the Note;

(b)                                 from the Noteholder to the Company; or

(c)                                  (in the case of an individual who is a deceased or bankrupt Noteholder), from the Noteholder to the executors, personal representatives, trustees or beneficiaries of that Noteholder.

Any such transfer shall be in whole by instrument in writing in the usual common form (or in such other form as the Directors may approve). There shall not be included in any instrument of transfer any Notes other than the Notes constituted by this instrument.  The Notes and related guarantee will not be and have not been registered under the US Securities Act of 1933 and the Notes and related guarantee, and interests therein, may not be offered, sold, pledged, delivered or otherwise transferred, directly or indirectly, in or into the United States (or to US Persons as defined in Regulation S under the Securities Act) or any other jurisdiction if to do so would constitute a violation of the relevant laws in such jurisdiction.  The Company will not be bound to recognise or effect any such transfer, and any such transfer will be considered null and void.

3.             EXECUTION OF TRANSFERS

Every instrument of transfer shall be duly signed by or on behalf of the transferor and the transferor shall be deemed to remain the owner of the Notes to be transferred until the transferee’s name is entered in the Register in respect of such Notes.

4.             REGISTRATION OF TRANSFERS

Every instrument of transfer shall be left for registration at the address where the Register is maintained for the time being (as referred to in Clause 8.1 (Register) of this instrument)

accompanied by the certificate(s) for the Notes to be transferred, together with such other evidence as the Directors or other officers of the Company authorised to deal with the transfers may require to prove the title of the transferor or his right to transfer the Notes and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person to do so. All instruments of transfer which are registered shall be retained by the Company. No transfer shall be registered of Notes in respect of which a notice of repayment has been given under Condition 2 (Voluntary Early Repayment).

5.             FEES FOR REGISTRATION OF TRANSFERS

A fee of HK$1,000 shall be charged for the registration of any transfer (other than a transfer in accordance with paragraph 2(a) above) or for the registration of any confirmation, probate, letters of administration, certificate of marriage or death, power of attorney or other document relating to or affecting the title to any Notes or for making any entry in the Register relating to or affecting the title to any Notes.

6.             RECOGNITION OF PERSONAL REPRESENTATIVES

The executors or administrators of a deceased Noteholder (not being one of several joint registered holders) and in the case of the death of one or more of several joint registered holders the survivor or survivors of such joint registered holders, shall be the only person or persons recognised by the Company as having any title to such Notes.

7.             TRANSMISSION OF NOTES

Any person who becomes entitled to any of the Notes as a result of the death or bankruptcy of any Noteholder, or of any other event giving rise to the transmission of such Notes by operation of law may, upon producing such evidence that he sustains the character in respect of which he proposes to act under this Condition or of his title as the Directors shall think sufficient, be registered himself as the holder of such Notes or, subject to the preceding Conditions as to transfer, may transfer such Notes.  The Company may retain any payments paid upon any such Notes which any person under this provision is entitled to, until such person is registered as the holder of such Notes or has duly transferred the Notes.

8.             PAYMENTS

8.1          The payments of principal, Capital Adjustment Amount or other sums payable in respect of the Notes may be paid by:

(a)                                  electronic transfer in immediately available cleared funds on the due date for payment, to the account specified for the purpose by the Noteholder or joint Noteholders in writing to the Company; or

(b)                                 in the absence of such notification, by cheque, warrant or bankers’ draft made payable to and sent to the registered address of the Noteholder or in the case of joint registered holders, made payable to the order of and sent to the registered address of that one of the joint registered holders who is first named on the Register or made payable to such person and sent to such address as the registered holder or all the joint registered holders may in writing direct.

8.2          Every such cheque, warrant or bankers’ draft shall be sent on the due date for payment and may be sent through registered post at the risk of the registered Noteholder or joint registered holders. Payment of the cheque, warrant or bankers’ draft shall be a good discharge to the Company.

8.3          All payments of principal and Capital Adjustment Amount to be made by the Company shall be made after any deductions or withholdings for or on account of any present or future taxes required to be deducted or withheld from such payments.

8.4          If any Noteholder, any part of whose Notes is liable to be repaid or redeemed under these Conditions, shall fail or refuse to accept payment of the moneys payable in respect of the Notes, the moneys payable to such Noteholder shall be set aside and paid into a separate bank account and held by the Company for such Noteholder but without interest, and such setting aside shall be deemed for all the purposes of these Conditions to be a payment to such Noteholder and the Company and the Guarantor shall thereby be discharged from all obligations in connection with such Notes.  If the Company shall place the said monies on deposit at a bank, the Company shall not be responsible for the safe custody or for interest thereon and shall be entitled to withhold a sum on account of any costs incurred in connection therewith.

9.             RECEIPT OF JOINT HOLDERS

If several persons are entered in the Register as joint registered holders of any Notes then without prejudice to the provisions of paragraph 8 (Payments) of Schedule 3 the receipt of any one of such persons for any principal or other moneys payable in respect of such Notes shall be as effective a discharge to the Company as if the person signing such receipt were the sole registered holder of such Notes.

10.          REPLACEMENT OF CERTIFICATES

If the certificate for any Note is lost, defaced or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity as the Directors may require. In the case of defacement, the defaced certificate shall be surrendered before a new certificate is issued.

11.          NOTICE OF NOTEHOLDERS

Any notice or other document (including certificates for Notes) may be given or sent to any Noteholder by sending the same by prepaid post addressed to such Noteholder at his registered address. In the case of joint registered holders of any Notes a notice given to the Noteholder whose name stands first in the Register in respect of such Notes shall be sufficient notice to all joint holders.  Notice may be given to the persons entitled to any Notes as a result of the death or bankruptcy of any Noteholder by sending the same by prepaid post addressed to them by name or by the title of the representative or trustees of such Noteholder at the address (if any) supplied for the purpose by such persons or (until such address is supplied) by giving notice in the manner in which it would have been given if the death or bankruptcy had not occurred.

12.          NOTICE TO THE COMPANY

Any notice or other document (including certificates for Notes and transfers of Notes) may be given or sent to the Company by sending the same by post to the Company at its registered office for the time being, and will be effective on actual receipt.

13.          SERVICE OF NOTICES

Any notice, communication or document sent by the Company by post shall be deemed to have been delivered or received on the second Business Day following the day on which it was posted.  In proving such delivery or receipt it shall be sufficient to prove that the relevant notice, communication or document was properly addressed, stamped and posted (by airmail, if to another country) in Hong Kong.

SCHEDULE 4

PROVISIONS FOR MEETINGS OF THE NOTEHOLDERS

1.             CALLING OF MEETINGS

The Company may at any time and shall upon the request in writing signed by any registered holder of the Notes for the time being outstanding convene a meeting of the Noteholders to be held at such place as the Company shall determine.

2.             NOTICE OF MEETINGS

At least 14 clear days’ notice specifying the place, day and hour of the meeting shall be given to the Noteholders of any meeting of Noteholders in the manner provided in paragraphs 11 and 13 of Schedule 3. Any such notice shall specify the general nature of the business to be transacted at the meeting thereby convened but, except in the case of a resolution to be proposed as a Special Resolution, it shall not be necessary to specify the terms of any resolutions to be proposed. The omission to give notice to any Noteholder shall invalidate any resolution passed at any such meeting.

3.             CHAIRMAN OF MEETINGS

A person nominated by the Company shall be entitled to take the chair at any such meeting and if no such nomination is made, or if at any meeting the person nominated shall not be present within 15 minutes after the time appointed for holding the meeting, the Noteholders present shall choose one of their number to be the chairman (“Chairman”). The Directors, legal advisers of the Company and any other person authorised in that behalf by the Directors may attend at any such meeting.

4.             QUORUM AT MEETINGS

At any such meeting convened for any purpose, other than the passing of a Special Resolution, a person or persons holding or representing by proxy one-tenth in principal amount of the Notes for the time being outstanding shall form a quorum for the transaction of business. At any meeting convened for the purpose of passing a Special Resolution persons (at least two in number) holding or representing by proxy a clear majority in principal amount of the Notes for the time being outstanding shall form a quorum. No business (other than the choosing of a Chairman) shall be transacted at any meeting unless the requisite quorum is present at the commencement of the meeting.

5.             ABSENCE OF QUORUM

If within 30 minutes from the time appointed for any meeting of the Noteholders a quorum is not present, the meeting shall, if convened upon the requisition of the Noteholders, be dissolved. In any other case it shall stand adjourned to such day and time (being not less than 14 days and not more than 42 days thereafter) and to such place as may be appointed by the Chairman and at such adjourned meeting two Noteholders present in person or by proxy and entitled to vote, whatever the principal amount of the Notes held by them, shall form a quorum.

6.             ADJOURNMENT OF MEETINGS

The Chairman may with the consent of (and shall if directed by) any such meeting adjourn the same from time to time and from place to place. No business shall be transacted at any adjourned meeting other than business which might lawfully have been transacted at the meeting from which the adjournment took place.

7.             NOTICE OF ADJOURNED MEETINGS

Notice of any adjourned meeting at which a Special Resolution is to be submitted shall be given in the manner provided for in the instrument. Such notice shall state that two Noteholders present in person or by proxy and entitled to vote at the adjourned meeting whatever the principal amount of the Notes held by them shall form a quorum.

8.             RESOLUTION ON SHOW OF HANDS

Every question submitted to a meeting of Noteholders shall be decided in the first instance by a show of hands. In case of an equality of votes, the Chairman shall not have a casting vote.

9.             DEMAND FOR POLL

At any meeting of Noteholders, unless (before or on the declaration of the result of the show of hands) a poll is demanded by the Chairman or by one or more Noteholders present in person or by proxy, a declaration by the Chairman that a resolution has been carried or carried by a particular majority or lost or not carried by any particular majority shall be conclusive evidence of the fact.

10.          MANNER OF TAKING POLL

If at any such meeting a poll is so demanded, it shall be taken in such manner as the Chairman may direct. The result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded. The demand for a poll may be withdrawn.

11.          TIME FOR TAKING POLL

Any poll demanded at any such meeting shall be taken at the meeting without adjournment. The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll has been demanded.

12.          PERSONS ENTITLED TO VOTE

The registered holders of any of the Notes or, in the case of joint holders, any one of them shall be entitled to vote in respect thereof either in person or by proxy and in the latter case as if such joint holder were solely entitled to such Notes. If more than one of such joint holders are present at any meeting either personally or by proxy, the vote of the senior who tenders a vote (seniority being determined by the order in which the joint holders are named in the Register) shall be accepted to the exclusion of the votes of the other joint holders.

13.          INSTRUMENT APPOINTING PROXY

Every instrument appointing a proxy shall be in writing, signed by the appointer or his attorney or, in the case of a corporation, under its common seal, or signed by its attorney or a duly authorised officer and shall be in such form as the Directors may approve. Such instrument of proxy shall, unless the contrary is stated thereon, be valid both for an adjournment of the meeting and for the meeting to which it relates and need not be witnessed. A person appointed to act as a proxy need not be a Noteholder.

14.          DEPOSIT OF INSTRUMENT APPOINTING PROXY

The instrument appointing a proxy and the power of attorney or other authority (if any) under which it is signed or a notarially certified or office copy of such power or authority shall be deposited with the Company at the address where the Register is maintained for the time being (as referred to in Clause 8.1 (Register) of this instrument) or at such other place as may be specified in the notice convening the meeting before the time appointed for holding the meeting or adjourned meeting or the taking of a poll at which the person named in such instrument proposes to vote and in default the instrument of proxy shall not be treated as valid. A vote given in accordance with the terms of an instrument appointing a proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the instrument of proxy or of the authority under which the instrument of proxy is given or transfer of the Notes in respect of which it is given unless previous intimation in writing of such death, insanity, revocation or transfer shall have been received by the Company at the address where the Register is maintained for the time being (as referred to in Clause 8.1 (Register) of this instrument). No instrument appointing a proxy shall be valid after the expiration of 12 months from the date named in it as the date of its execution.

15.          VOTES

On a show of hands every Noteholder who (being an individual) is present in person or by proxy or (being a corporation) is present by a representative (not being himself a Noteholder) or by proxy shall have one vote (provided that a proxy appointed by more than one member should only have one vote or, where the proxy has been instructed by one or more of those members to vote for the resolution and by one or more other of those members to vote against it, such proxy shall have one vote for and one vote against the resolution). On a poll every Noteholder shall have one vote for every HK$1.00 principal amount of the Notes of which he is the holder. A Noteholder (or a proxy or representative of a Noteholder) entitled to more than one vote on a poll need not use all his votes or cast all the votes he uses in the same way.

16.          POWER OF MEETINGS OF NOTEHOLDERS

16.1         In addition to any other powers it may have, a meeting of the Noteholders may, by Special Resolution:

(a)                                  sanction any compromise or arrangement proposed to be made between the Company and the Noteholders;

(b)                                 sanction any abrogation, modification or compromise or any arrangement in respect of the rights of the Noteholders against the Company or its property whether such rights shall arise under this instrument or otherwise;

(c)                                  sanction any scheme for the reconstruction of the Company or for the amalgamation of the Company with any other company;

(d)                                 sanction any scheme or proposal for the sale or exchange of the Notes for, or the conversion of the Notes into, cash or shares, stock, debentures, debenture stock or other obligations or securities of the Company or any other company formed or to be formed, and for the appointment of a person with power on behalf of the Noteholders to execute an instrument of transfer of the Notes held by them in favour of the person to or with whom the Notes are to be sold or exchanged (as the case may be);

(e)                                  assent to any modification or abrogation of the provisions contained in this instrument which shall be proposed by the Company and authorise the Company to execute an instrument supplemental to the instrument embodying any such modification or abrogation; and

(f)                                    give any authority or sanction which under the provisions of this instrument is required to be given by Special Resolution.

16.2         No resolution shall be effective which would increase any obligation of the Company under this instrument or postpone the due date for payment of any principal or Capital Adjustment Amount in respect of any Note without the consent of the Company and the Guarantor.

17.          SPECIAL RESOLUTION BINDING ON ALL NOTEHOLDERS

A Special Resolution, passed at a meeting of Noteholders duly convened and held in accordance with the provisions of this schedule, shall be binding on all the Noteholders whether or not present at such meeting and each of the Noteholders shall be bound to give effect to such Special Resolution accordingly. The passing of any such resolution shall be conclusive evidence that the circumstances justify the passing of such Special Resolution.

18.          RESOLUTIONS IN WRITING

A resolution in writing signed by the holders of at least 75% in principal amount of the Notes for the time being outstanding who are for the time being entitled to receive notice of meetings in accordance with the provisions contained in the instrument shall for all purposes be as valid and effectual as a Special Resolution. Such resolution in writing may be contained in one document or in several documents in like form each signed by one or more of the Noteholders.

19.          MINUTES OF MEETINGS

Minutes of all resolutions and proceedings at every such meeting of the Noteholders shall be made and duly entered in books to be from time to time provided for that purpose by the Company. Any minutes which purport to be signed by the Chairman of the meeting at which such resolutions were passed or proceedings held or by the Chairman of the next succeeding meeting of the Noteholders shall be conclusive evidence of the matters contained in such minutes. Unless the contrary is proved, every such meeting in respect of the proceedings of which minutes have been made shall be deemed to have been duly convened and held and all resolutions passed at such meetings to have been duly passed.

20.          EXCLUSION

The application of the provisions of the articles 86 to 94-8 and the articles 96 and 97 of the Luxembourg law of 10 August 1915 on commercial companies, as amended, is hereby expressly excluded.

Executed as a deed by	)

Francois OGGIER	)

for and on behalf of	)

Caterpillar (Luxembourg) Investment Co. S.A.	)

in the presence of:	)

Signature of Witness:

Name of Witness:

Signature Page to Loan Note Instrument – Caterpillar (Luxembourg) Investment Co. S.A.

Executed as a deed by	)

Edward J. Scott, Treasurer	)

for and on behalf of	)

Caterpillar Inc.	)

ACKNOWLEDGEMENT

STATE OF	)

COUNTY OF	)

On 27 April, 2012, before me, Julie C. Kirchgessner, a notary public for the State of Illinois, personally appeared Edward J. Scott, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorised capacity, and that by his signature on the instrument the person, or the entity on behalf of which the person acted, executed the instrument.

Witness my hand and official seal.

Signature:	/s/ Julie C. Kirchgessner

Name:	Julie C. Kirchgessner

OFFICIAL SEAL

JULIE C. KIRCHGESSNER

NOTARY PUBLIC - STATE OF ILLINOIS

MY COMMISSION EXPIRES: 04/02/13

Signature Page to Loan Note Instrument – Caterpillar Inc.